Exhibit 10.11
DUOLINGO, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
This Duolingo, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2021 Incentive Award Plan (the “Plan”) and shall be effective upon the closing of the Company’s initial public offering of its common stock (the “IPO”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.
Cash Compensation
Effective upon the IPO, annual retainers will be paid in the following amounts to Non-Employee Directors:
Board Service

Non-Employee Director:	$30,000
Non-Executive Chair:	$25,000
Committee Service

	Chair	Non-Chair
Audit Committee Member	$20,000	$10,000
Compensation Committee Member	$12,000	$6,000
Nominating and Corporate Governance Committee Member	$8,000	$4,000
All annual retainers are additive and will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. If a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

Initial RSU Award:
Each Non-Employee Director who is initially elected or appointed to serve on the Board after the IPO shall be granted under the Plan or any other applicable Company equity incentive plan then-maintained by the Company an award of that number of restricted stock units (“RSUs”) calculated by dividing (i) $300,000 by (ii) the closing trading price of a share of Company Class A common stock (the “Common Stock”) as of the grant date or, if the grant date is not a trading day, the trading day immediately preceding the grant date (the “Initial RSU Award”).
The Initial RSU Award will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will vest as to one-third of the shares subject thereto on each anniversary of the applicable grant date such that the shares subject to the Initial RSU Award are fully vested on the third anniversary of the grant date, in each case, subject to the Non-Employee Director continuing to serve on the Board through the applicable vesting date.

Annual RSU Award:
Each Non-Employee Director who (i) has been serving on the Board for at least six months as of each meeting of the Company’s stockholders after the IPO (each, an “Annual Meeting”) and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be granted under the Plan or any other applicable Company equity incentive plan then-maintained by the Company an award of that number of RSUs calculated by dividing (i) $160,000 by (ii) the closing trading price of a share of Common Stock as of the grant date or, if the grant date is not a trading day, the trading day immediately preceding the grant date (the “Annual RSU Award”).
The Annual RSU Award will be automatically granted on the date of the applicable Annual Meeting, and will vest in full on the earlier of (i) the first anniversary of the grant date or (ii) immediately before the Annual Meeting following the grant date, subject to the Non-Employee Director continuing to serve on the Board through such vesting date.

Except as otherwise determined by the Board, no portion of an Initial RSU Award or Annual RSU Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested.
An individual who terminates employment with the Company or any Subsidiary and remains, or on the date of such termination becomes, a Director will not be automatically granted an Initial

RSU Award, but to the extent that the Director is otherwise eligible, will be eligible to receive, after termination from employment with the Company or any Subsidiary, Annual RSU Awards as described above.
Change in Control
Upon a Change in Control of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.
Reimbursements
The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.
Miscellaneous
The other provisions of the Plan shall apply to the RSUs granted automatically under this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of RSUs hereby are subject in all respects to the terms of the Plan. The grant of RSUs under this Program shall be made solely by and subject to the terms set forth in an Award Agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.
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